Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278527

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 5, 2024)

42,780,748 Shares

VALLEY NATIONAL BANCORP

We are offering 42,780,748 shares of our common stock, no par value (the “Offering”).

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “VLY”. The shares of common stock offered hereby will be listed on Nasdaq. The last reported closing price of our common stock on Nasdaq on November 6, 2024 was $10.52 per share.

We intend to use the net proceeds from the Offering for general corporate purposes and investments in the Bank (as defined herein) as regulatory capital.

	Per Share	Total
Public offering price	$9.350000	$399,999,993.8000
Underwriting discounts and commissions(1)	$0.210375	$8,999,999.8605
Proceeds, before expenses, to us(2)	$9.139625	$390,999,993.9395

(1)	See “Underwriting” for additional information regarding the compensation payable to the underwriters.

(2)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.

We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 6,417,112 additional shares of common stock from us on the same terms and conditions set forth above.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2023, as they may be supplemented from time to time in subsequent filings with the U.S. Securities and Exchange Commission (“SEC”).

None of the SEC, the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters expect to deliver the shares of common stock on or about November 12, 2024.

It is expected that delivery of the shares of common stock will be made against payment therefor on or about the date of delivery specified on the cover page of this prospectus supplement, which is the second business day following the date of pricing of the shares of common stock (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of common stock prior to the business day preceding the date of delivery will be required, by virtue of the fact that the shares of common stock initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Sole Book-Running Manager

J.P. Morgan

Prospectus Supplement dated November 7, 2024.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the shares of common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first is this prospectus supplement, which describes the specific terms of the Offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.

The accompanying prospectus is part of a registration statement on Form S-3 (File No. 333-278527) that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell preferred stock, debt securities, depositary shares, common stock, warrants or units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC related to the Offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-iii of this prospectus supplement and page iii of the accompanying prospectus.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in shares of our common stock.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of shares of our common stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions.

References in this prospectus supplement and the accompanying prospectus to “Valley,” “we,” “us” and “our,” when used to describe the issuer of the shares of common stock, are to Valley National Bancorp and not to any of its subsidiaries. Other references to these terms are to Valley National Bancorp and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and on our website at www.valley.com. Except as specifically incorporated by reference in this prospectus supplement, information on our website is not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of such information.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	documents that are incorporated by reference herein are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC (other than information deemed to have been furnished, and not filed, in accordance with the SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024 (the “2023 Annual Report”);

•	Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2024, that are specifically incorporated by reference in the 2023 Annual Report;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 8, 2024 and August 8, 2024, respectively; and

•	Current Reports on Form 8-K, filed with the SEC on February 21, 2024, May 22, 2024, June 7, 2024, July 31, 2024, August 5, 2024, August 23, 2024 and October 30, 2024.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed, in accordance with the SEC rules) until the Offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of shares of our common stock.

S-iii

Our business, financial condition, results of operations and prospects may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

70 Speedwell Avenue

Morristown, New Jersey 07960

Attention: Tina Zarkadas

Telephone: (973) 305-3380

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•

the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with the prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;

•

the impact of unfavorable macroeconomic conditions or downturns, including an actual or threatened U.S. government shutdown, debt default or rating downgrade, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as the future policies and legislation under the new U.S. presidential administration, geopolitical instabilities or events (including the Israel-Hamas war and the escalation and regional expansion thereof); natural and other disasters (including severe weather events, such as Hurricanes Helene and Milton in late September and early October 2024, respectively); health emergencies; acts of terrorism; or other external events;

•

the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023 and continued volatility thereafter, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;

•	the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;

•	changes in the statutes, regulations, policy, or enforcement priorities of the federal bank regulatory agencies;

•	the loss of or decrease in lower-cost funding sources within our deposit base;

•

damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;

•	a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

S-v

•

a material change in our allowance for credit losses under the current expected credit loss model due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•

changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;

•

greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•

cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;

•

results of examinations by the Office of the Comptroller of the Currency (“OCC”), the Federal Reserve Bank, the Consumer Financial Protection Bureau (“CFPB”) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•

application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;

•

our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;

•

our ability to successfully execute our business plan and strategic initiatives, including our goals to reduce the commercial real estate loan concentration on our balance sheet and expand other areas of commercial lending activity; and

•

unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section in Part I, Item 1A of the 2023 Annual Report and any subsequently filed reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and under the heading “Risk Factors” below.

You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement, which speak only as of the date on which the statements were made. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Valley National Bancorp

Valley National Bancorp, headquartered in Morristown, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a bank holding company and a financial holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). As of June 30, 2024, Valley had consolidated total assets of $62.1 billion, total net loans of $49.8 billion, total deposits of $50.1 billion and total shareholders’ equity of $6.7 billion.

Valley advertises and identifies itself under the trade names “Valley Bank” and “Valley.”

Valley’s principal subsidiary, Valley National Bank (the “Bank”), has been chartered as a national banking association under the laws of the United States since 1927. Valley, through the Bank and its subsidiaries, offers a full suite of national and regional banking solutions through various commercial, private banking, retail, insurance and wealth management financial services products. Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, asset-based loans, small business loans, equipment financing, insurance and wealth management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers niche financial services, including loan and deposit products for homeowners associations, cannabis-related business banking and venture banking, which we offer nationally.

The Bank also provides convenient account access to customers through a number of account management services, including access to more than 200 branch locations across New Jersey, New York, Florida, Alabama, California and Illinois; online, mobile and telephone banking; drive-in and night deposit services; automated teller machines; remote deposit capture; and safe deposit facilities. In addition, certain international banking services are available to customers, including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange transactions, documentary collections and foreign wire transfers.

Valley’s consolidated subsidiaries include the Bank, as well as subsidiaries with the following primary functions: insurance agencies offering property and casualty, life and health insurance; asset management advisers that are registered as investment advisers with the SEC; a registered securities broker-dealer with the SEC and members of the Financial Industry Regulatory Authority (“FINRA”); a title insurance agency in New York which also provides services in New Jersey; an advisory firm specializing in the investment and management of tax credits; and a subsidiary which specializes in health care equipment and other commercial equipment leases.

Recent Developments

On October 24, 2024, we issued our earnings release for the quarter ended September 30, 2024. For the third quarter of 2024, we reported net income of $97.9 million, or $0.18 per diluted share of common stock, as compared to net income of $70.4 million, or $0.13 per diluted share of common stock, for the second quarter of 2024 and net income of $141.3 million, or $0.27 per diluted share of common stock, for the third quarter of 2023. Financial highlights for the third quarter include:

•

Net Interest Income and Margin: Net interest income on a tax equivalent basis of $411.8 million for the third quarter 2024 increased $8.8 million compared to the second quarter 2024 and decreased $1.8 million as compared to the third quarter 2023. Our net interest margin on a tax equivalent basis also increased by 2 basis points to 2.86 percent in the third quarter 2024 as compared to 2.84 percent for the second quarter 2024.

•

Loan Portfolio: Total loans decreased $956.4 million, or 7.6 percent on an annualized basis, to $49.4 billion at September 30, 2024 from June 30, 2024 mostly due to the transfer of performing commercial real estate loans totaling $823.1 million, net of unearned fees, to loans held for sale at September 30, 2024 and normal repayment activity mainly within the commercial real estate non-owner occupied and multi-family loans.

•

Deposits: Actual ending balances for deposits increased $283.8 million to $50.4 billion at September 30, 2024 as compared to $50.1 billion at June 30, 2024 mainly due to higher period-end direct commercial customer money market and non-interest bearing deposits, partially offset by a decline in time deposits.

•

Credit Quality: Non-accrual loans totaled $296.3 million, or 0.60 percent of total loans at September 30, 2024 as compared to $303.3 million, or 0.60 percent of total loans at June 30, 2024. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased to 0.35 percent of total loans at September 30, 2024 as compared to 0.14 percent at June 30, 2024, largely due to two well-secured commercial real estate loans at various stages of expected collection within the early stage delinquency categories. Net loan charge-offs totaled $42.9 million for the third quarter 2024 as compared to $36.8 million and $5.5 million for the second quarter 2024 and third quarter 2023, respectively.

•

Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $564.7 million and $532.5 million at September 30, 2024 and June 30, 2024, respectively, representing 1.14 percent and 1.06 percent of total loans at each respective date. During the third quarter 2024, we recorded a provision for credit losses for loans of $75.0 million as compared to $82.1 million and $9.1 million for the second quarter 2024 and third quarter 2023, respectively. The third quarter 2024 provision reflects, among other factors, increased quantitative reserves allocated to commercial real estate loans, significant commercial and industrial loan growth and $8.0 million of qualitative reserves related to the estimated impact of Hurricane Helene, which hit Florida in late September 2024.

•

Capital Strength: Valley’s total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.56 percent, 9.57 percent, 10.29 percent and 8.40 percent, respectively, at September 30, 2024.

Additional Information

Valley’s principal executive offices and telephone number are:

Valley National Bancorp

One Penn Plaza

New York, New York 10119

(973) 305-8800

THE OFFERING

Issuer:	Valley National Bancorp, a New Jersey corporation

Shares of Common Stock Offered by Us:	42,780,748 shares (or 49,197,860 shares if the underwriters exercise their option to purchase additional shares in full).

Shares of Common Stock to be Outstanding Immediately After the Offering:	551,985,762 shares (or 558,402,874 shares if the underwriters exercise their option to purchase additional shares in full, based on 509,205,014 shares of common stock outstanding as of June 30, 2024, and excluding as of such date, any securities convertible into or exercisable for shares of common stock).

Public Offering Price:	$9.35 per share.

Lock-up Agreements:	Certain of our directors and executive officers have entered into lock-up agreements, which restrict such persons from engaging in certain transactions in our securities during the Lock-Up Period (as defined below) without the consent of the underwriters. See “Underwriting” in this prospectus supplement.

Listing:	Our common stock is listed on Nasdaq under the symbol “VLY”. The shares of common stock offered hereby will be listed on Nasdaq.

Option to Purchase Additional Shares:	We have granted the underwriters an option to purchase up to 6,417,112 additional shares of common stock from us within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions.

Tax Consequences:	For discussion of the tax consequences related to the Offering, see “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock” in this prospectus supplement.

Use of Proceeds:	We intend to use the net proceeds from the Offering for general corporate purposes and investments in the Bank as regulatory capital. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Transfer Agent and Registrar:	Equiniti Trust Company, LLC

RISK FACTORS

An investment in our common stock is subject to certain risks and uncertainties. Before you decide to invest in our common stock, you should consider the risk factors below relating to the offering as well as the risk factors described in Item 1A of the 2023 Annual Report as they may be supplemented by other documents incorporated by reference in this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be adversely affected. If this were to happen, the trading price of our common stock could decline significantly, and you could lose all or part of your investment. This prospectus supplement is qualified in its entirety by those risk factors.

Risks Relating to the Offering and Our Common Stock

General market conditions and unpredictable factors could adversely affect market prices for shares of our common stock.

Future trading performance of our common stock will depend on many factors, including:

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit-rating agencies;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, shares of our common stock may trade at a discount to the price per share paid for such shares.

Our management will have broad discretion in allocating the net proceeds of the Offering.

We intend to use the net proceeds from the Offering as set forth under “Use of Proceeds.” However, we are not required to apply any portion of the net proceeds of the Offering for any particular purpose, and our management will have broad discretion in the application of the net proceeds from the Offering. Our shareholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. You may not agree with our decisions, and our use of the net proceeds may not yield any return on your investment. Our failure to apply the net proceeds of the Offering effectively could compromise our business strategy, and we might not be able to yield a significant return, if any, on our investment of these net proceeds.

Future offerings of common stock, preferred stock, debt or other securities may adversely affect the market price of our stock and dilute the holdings of existing shareholders.

In the future, we may increase our capital resources or, if our or the Bank’s actual or projected capital ratios fall below or near the current (Basel III) regulatory required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of common stock, preferred stock or debt securities. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.

We also regularly evaluate opportunities to acquire other financial institutions. Future mergers or acquisitions involving cash, debt, or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of our tangible book value per share of common stock may occur in connection with any future acquisitions.

Following the completion of the Offering, and assuming no exercise of the underwriters’ option to purchase additional shares, we will have issued and outstanding 551,985,762 shares of our common stock (or 558,402,874 shares if the underwriters exercise their option to purchase additional shares in full), a significant portion of which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). Furthermore, certain of our directors and our executive officers have agreed not to sell any shares of our common stock for a period of 60 days from the date of this prospectus supplement, or the Lock-Up Period, subject to certain exceptions. See “Underwriting.” Following the expiration of the Lock-Up Period, all of these shares will be eligible for resale under Rule 144 of the Securities Act, subject to any applicable holding period requirements and volume limitations. In addition, the underwriters, at any time and without notice, may release all or any portion of the common stock subject to such lock-up restrictions. The remaining shares of our common stock outstanding prior to the Offering are not subject to lock-up agreements and they may be freely resold at any time, subject to the restrictions described in this prospectus supplement. The shares of our common stock being offered and sold in the Offering will also generally be available for resale into the public markets.

The market price for our common stock may decline significantly when the restrictions on resale by our existing shareholders lapse. Actual or anticipated issuances or sales of substantial additional amounts of our common stock as part of or following the Offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future on favorable terms, or at all. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Shares of our common stock are subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests and as such, will rank junior to all indebtedness and other non-equity claims, including our outstanding subordinated debt, on Valley with respect to assets available to satisfy claims on Valley, including claims in the event of the liquidation of Valley. Our existing and future indebtedness may restrict payment of dividends on shares of our common stock. As of June 30, 2024, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $835 million. In addition, shares of our common stock will be subordinated to all existing and future liabilities and obligations of our subsidiaries as our right to participate in any distribution of assets of any of our subsidiaries, including upon the subsidiaries’ liquidation, will be subject to the prior claims of creditors of such subsidiaries, except to the extent that any of our claims as a creditor of such subsidiaries may be recognized.

We are a holding company and depend on our subsidiaries for payments of dividends on our common stock.

We are a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on our common stock is dividends and other distributions from the Bank and its non-banking subsidiaries. In particular, the Bank and the Bank’s subsidiaries represented nearly 100% of our consolidated assets as of June 30, 2024.

Our ability to receive dividends and other distributions from the Bank as a source of funds is contingent on a number of factors including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet. The National Bank Act limits the amount of dividends that the Bank may pay to us without regulatory approval. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. In addition, the Bank may not, without prior regulatory approval, declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the Bank in the year exceeds the sum of the Bank’s net income for the year to date and retained net income for the two prior years, less certain transfers. Under the foregoing dividend restrictions, as of June 30, 2024, the Bank could pay dividends totaling approximately $332 million to us, without obtaining the approval of the OCC.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring bank holding companies and national banks to pay dividends only out of current operating earnings.

Because we are a holding company, our rights to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary.

We may reduce or eliminate the cash dividend on our common stock, which could adversely affect the market price of our common stock.

Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. We are not required to continue our historical practice of declaring dividends on our common stock and may reduce or eliminate our common stock cash dividend in the future depending upon our results of operations, financial condition or other metrics. This reduction or elimination of our dividend could adversely affect the market price of our common stock.

Ownership of our common stock may require regulatory approval or result in adverse regulatory consequences.

We are a bank holding company regulated by the Federal Reserve. Any “company” as defined in the Holding Company Act owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Holding Company Act. A holder or group of holders acting in concert may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. A company determined to control us under the Holding Company Act will be subject to ongoing regulation and supervision.

In addition, no person, including individuals or groups of individuals acting in concert may acquire “control” of us under the Change in Bank Control Act (“CBC Act”) without providing prior notice to the Federal Reserve and receiving a nonobjection from the Federal Reserve.

Further, acquisitions of our voting stock above certain thresholds may be subject to prior regulatory notice or approval under the Holding Company Act or the CBC Act. For example, any bank holding company or foreign bank that is subject to the Holding Company Act may need approval to acquire or retain more than 5% of the then outstanding shares in a class of voting stock, and any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares in a class of voting stock. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the Holding Company Act or the CBC Act.

Under either the Holding Company Act or the CBC Act, a regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Certain provisions of our Restated Certificate of Incorporation and By-laws and New Jersey law could have anti-takeover effects.

Our Restated Certificate of Incorporation and By-laws include certain provisions that could delay a takeover or change in control of us, even if such takeover could be beneficial to some of our shareholders, including: the exclusive right of our board to fill any director vacancy; advance notice requirements for shareholder proposals and director nominations; and provisions limiting the shareholders’ ability to call special meetings of shareholders or to take action by written consent. Furthermore, Sections 10A-1 through 10A-6 of the New Jersey Business Corporation Act, known as the New Jersey Shareholders Protection Act, apply to us. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation’s board of directors approved the business combination prior to the interested shareholder’s stock acquisition date and a subsequent business combination is approved by the independent directors and a majority of the holders of a majority of the voting stock not beneficially owned by such interested shareholder. See below under “Description of Common Stock—Certain Anti-Takeover Provisions” for additional information.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the Offering will be approximately $390.3 million (or approximately $448.9 million if the underwriters’ option to purchase additional shares of our common stock is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the Offering for general corporate purposes and investments in the Bank as regulatory capital.

Our management will have broad discretion in the application of the net proceeds from the Offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from the Offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of June 30, 2024:

•	on an actual basis;

•

on a pro forma basis to give effect to Valley’s issuance of 6,000,000 shares of 8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, no par value per share, with a liquidation preference of $25 per share, on August 5, 2024; and

•

on a pro forma as adjusted basis to give effect to the Offering (assuming no exercise of the underwriters’ option to purchase additional shares), after underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table together with our consolidated financial statements and notes thereto included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2024
(in thousands, except share amounts)	Actual	Pro Forma	Pro Forma As Adjusted
Shareholders’ Equity
Preferred stock, Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value; 4,600,000 shares issued	111,590	111,590	111,590
Preferred stock, Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value; 4,000,000 shares issued	98,101	98,101	98,101
Preferred stock, Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, no par value; 6,000,000 shares issued	—	144,654	144,654
Common stock, no par value, 650,000,000 shares authorized; 509,205,014 shares issued at June 30, 2024	178,645	178,645	193,618
Surplus	4,995,638	4,995,638	5,370,919
Retained earnings	1,516,376	1,516,376	1,516,376
Accumulated other comprehensive loss	(162,613)	(162,613)	(162,613)

Total Shareholders’ Equity	$6,737,737	$6,882,391	$7,272,645

Capital Adequacy
Total Risk-based Capital	12.17%	12.46%	13.26%
Common Equity Tier 1 Capital	9.55	9.55	10.35
Tier 1 Risk-based Capital	9.98	10.28	11.07
Tier 1 Leverage Capital	8.19	8.41	9.00

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms and provisions of our common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, which we refer to as our “Certificate of Incorporation,” our By-laws and the applicable provisions of the New Jersey Business Corporation Act (“NJBCA”) and federal law governing bank holding companies.

Description of Common Stock

Authorized Common Stock. Under our Certificate of Incorporation, we have authority to issue up to 650,000,000 shares of common stock, no par value. The outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights. At meetings of shareholders, holders of common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding shares represented in person or by proxy. Except as otherwise provided in our Certificate of Incorporation, our By-laws or the NJBCA, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of common stock at a duly organized meeting of shareholders.

Dividend Rights. Subject to the rights of holders of preferred stock as set forth in the Certificate of Incorporation, if any, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors of Valley in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights. Subject to the rights of holders of preferred stock as set forth in the Certificate of Incorporation, if any, holders of common stock are entitled to share equally and ratably in assets legally available for distribution after payment of debts and liabilities, in the event of the dissolution, liquidation or winding up of Valley.

No Redemption Rights. The common stock is not redeemable at the option of Valley or holders thereof.

Other Rights and Preferences. The common stock does not carry preemptive rights, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The rights and preferences of holders of the common stock are subject to the rights of any series of preferred stock that Valley may issue.

Listing. The common stock is listed on Nasdaq under the symbol “VLY”.

Certain Anti-Takeover Provisions

Potential Issuances of our Common Stock or Preferred Stock. Our Certificate of Incorporation authorizes us to issue 650,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of June 30, 2024, there were 509,205,014 shares of our common stock, 4,600,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, and 4,000,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, outstanding. As of September 30, 2024, there were 6,000,000 shares of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, outstanding. The rights of holders of our common stock may be affected by the future issuance of our common or preferred stock.

Advance Notice Provisions for Shareholder Nominations at Annual Meetings. Our By-laws provide that any shareholder who is a shareholder of record on the date of the giving of notice, as described below, and on the record date for the applicable meeting, may nominate directors by providing written notice to the secretary not later than 120 days nor earlier than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, provided that in the event that the annual meeting is not called for a date that is within

30 days of such anniversary date (or if a special meeting is called for the purpose of the election of directors), notice must be received by the Secretary not later than close of business on the 10th day following the day on which such notice of the date of the annual or special meeting is first publicly announced or disclosed. The written notice must contain certain information enumerated in the our By-laws about the nominee and the shareholder making the proposal, including, among other things, the nominee’s name, age, home and business address, principal occupation, shares of our common stock beneficially owned as of the date of the nomination, any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required pursuant to SEC rules and regulations.

Shareholder proposals intended for inclusion in our proxy materials and presentation at the annual meeting of shareholders must comply with respect to time of submission, contents, and otherwise with Rule 14a-8 of the Exchange Act.

Advance Notice Provisions for Shareholder Proposals. Our By-Laws permit shareholders to propose new business only at special meetings of the shareholders called for such purpose.

The notice must contain, among other things, certain information enumerated in our By-laws about the proposing shareholder, a brief description of the business proposed, and an affidavit stating the number of shares owned and agreeing to continue to own such shares through the record date for the special meeting and to update and supplement such affidavit as required by our By-laws. Our By-laws further require that such notice be dated and delivered to the secretary within 60 days of the earliest dated of such requests.

Provisions Relating to the Election of the Board of Directors. Directors are elected by the shareholders at each annual meeting and hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Directors are elected by a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon in an uncontested election. If an election is contested, directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon.

In connection with our acquisition of Bank Leumi USA in 2022 (the “merger”), Valley and Bank Leumi Le-Israel B.M. (“BLITA”) entered into an Investor Rights Agreement, which provides that, (i) for so long as BLITA holds a number of shares of our common stock greater than or equal to 12.5% of the shares of our common stock issued and outstanding as of immediately following (and giving effect to) the merger, BLITA has the right to designate two directors to the Valley board of directors and (ii) for so long as BLITA holds a number of shares of our common stock greater than or equal to 5% of the shares of our common stock issued and outstanding as of immediately following (and giving effect to) the merger, BLITA has the right to designate one director to the Valley board of directors.

Director Vacancies. Our By-laws provide that any vacancy on the board of directors, including resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors. Section 6-5 of the NJBCA provides that any vacancy may be filled by the majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director, and that a director so elected will hold office until the next annual shareholders’ meeting and until his successor is elected and qualified.

Amendment to Certificate of Incorporation. Section 9-2 of the NJBCA provides that a corporation’s certificate of incorporation may be amended or changed by approval of the board of directors and the affirmative vote of a majority of the votes cast by holders of shares entitled to vote thereon, and in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Amendment to By-laws. Our By-laws provide that they may be amended, altered, or repealed by our shareholders or the board of directors, and that any by-law adopted, amended or repealed by our shareholders may be adopted, amended or repealed by the board of directors, unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal it. Section 2-9 of the NJBCA provides that a board of directors may make, alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board may be altered or repealed, and new by-laws made, by the shareholders and that shareholders may prescribe that any by-law made by them cannot be altered or repealed by the board of directors.

Special Meeting of Shareholders. Our By-laws provide that special meetings of shareholders may be called by the chairman of the Valley board of directors, president, chief executive officer or by the majority of the Valley board of directors, and may be called by the secretary upon written request of the holders of not less than 25% of the outstanding shares of our common stock that have been held for at least one year prior to the date of the request and continue to hold such shares through the record date.

Shareholder Action by Written Consent. Our By-laws and Certificate of Incorporation do not address whether shareholders have the ability to act by written consent.

Pursuant to Section 5-6 of the NJBCA, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing, except for approvals of a merger, or, other than the annual election of directors, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting.

Anti-Takeover Effect of NJBCA. Sections 10A-1 through 10A-6 of the NJBCA, known as the New Jersey Shareholders Protection Act, limit certain transactions involving an “interested shareholder” and a “resident domestic corporation.” A resident domestic corporation is an issuer of voting stock organized under the NJBCA with its principal executive offices or significant business operations located in New Jersey. An interested shareholder is one that (1) beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of the resident domestic corporation or (2) is an affiliate or associate of the resident domestic corporation and at any time within the past five years beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless (a) the corporation’s board of directors approved the business combination prior to the shareholder becoming an interested shareholder or (b) (i) the corporation’s board of directors approved the transaction or series of transactions causing the shareholder to become an interested shareholder prior to the shareholder becoming an interested shareholder and (ii) the subsequent business combination is approved by (A) independent directors and (B) the holders of a majority of the voting stock of the corporation not beneficially owned by such interested shareholder. These provisions of the New Jersey Shareholders Protection Act do not apply to a business combination that is approved by the board of directors of that resident domestic corporation prior to that interested shareholder’s stock acquisition date or the transaction or where the series of related transactions which caused the person to become an interested shareholder was approved by the board of directors prior to the stock acquisition date and any subsequent business combinations are approved by the board of directors, provided that such directors are not affiliated with the interested shareholder. Pursuant to Section 10A-5 of the NJBCA, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied. The New Jersey Shareholders Protection Act applies to us.

Section 6-1 of the NJBCA provides that in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, a director may, in addition to considering the effects of any action on shareholders, consider any of the following: (i) the effects of the action on the corporation’s employees, suppliers, creditors and customers; (ii) the effects of the action on the community in which the corporation operates; and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued

independence of the corporation. Section 6-1 of the NJBCA further provides that, if on the basis of the factors described above, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors will have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to Non-U.S. Holders (defined below) who acquire such shares in the Offering. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect on the date hereof. These authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could result in U.S. federal income tax consequences different from those discussed below.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is includible in gross income for U.S. federal income purposes regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

This discussion is limited to Non-U.S. Holders that acquire shares of our common stock pursuant to the Offering and hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of that Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt entities or foreign governments or agencies;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes or other “flow-through” entities and investors therein;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect mark-to-market treatment;

•	real estate investment trusts or regulated investment companies;

•	persons subject to alternative minimum tax;

•	certain former citizens or long-term residents of the United States; or

•	holders who hold our common stock as part of a straddle, hedge, conversion transaction, constructive sale, or other integrated security transaction.

In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto) or U.S. state, local or non-U.S. taxes. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations with respect to acquiring, holding and disposing of share of our common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partnerships and partners in such partnerships should consult their tax advisors.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.

Distributions

In general, subject to the discussion below regarding “effectively connected” dividends, the gross amount of any distribution we make to a Non-U.S. Holder with respect to its shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% to the extent the distribution constitutes a dividend for U.S. federal income tax purposes, unless the Non-U.S. Holder is eligible for an exemption from, or a reduced rate of, such withholding tax under an applicable income tax treaty and the Non-U.S. Holder provides proper certification of its eligibility for such exemption or reduced rate. A distribution with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted tax basis in the Non-U.S. Holder’s shares of our common stock and then, to the extent it exceeds the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, as gain from the sale or exchange of such stock. Any such gain will be subject to the tax treatment described below under “Gain on Sale or Other Taxable Disposition of Common Stock.”

Dividends we pay with respect to our common stock to a Non-U.S. Holder that are effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or a fixed base of such Non-U.S. Holder in the United States) generally will not be subject to U.S. federal withholding tax, as described above, if the Non-U.S. Holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. Dividends received by a Non-U.S. Holder that is a corporation and that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the Non-U.S. Holder’s shares of our common stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base of such Non-U.S. Holder in the United States), (ii) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or such Non-U.S. Holder’s holding period of such shares of our common stock.

Gain described in (i) above generally will be subject to U.S. federal income tax on a net income tax basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. A Non- U.S. Holder that is a corporation and that recognizes gain described in (i) above may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to such effectively connected gain, as adjusted for certain items.

An individual Non-U.S. Holder described in (ii) above will be subject to a flat 30% tax (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the gain from such sale or other disposition, which may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, however, any gain recognized on a sale or other disposition of shares of our common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of distributions paid to such Non-U.S. Holder and the tax withheld with respect to such distributions. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding (currently at a rate of 24%) on dividends paid with respect to such Non-U.S. Holder’s shares of our common stock unless such holder certifies under penalties of perjury that, among other things, it is a Non-U.S. Holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to any proceeds from the sale or other disposition of our common stock by a Non-U.S. Holder outside of the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and may also be required to backup withhold on such proceeds unless such Non-U.S. Holder certifies under penalties of perjury that, among other things, it is a Non-U.S. Holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption. Information reporting will also apply if a Non-U.S. Holder sells its shares of our common stock through a foreign broker with certain specified connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is not a United States person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)).

Copies of any information returns may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	42,780,748

Total	42,780,748

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.1262 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.0421 per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 6,417,112 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.210375 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$0.210375	$0.210375
Total	$8,999,999.8605	$10,349,999.7975

We estimate that the total expenses of the Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $746,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of common stock or securities exchangeable for or convertible into common stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or securities exchangeable for or convertible into common stock, without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement, other than the shares of our common stock to be sold in the Offering.

Certain of our directors and officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of the Offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have acknowledged and agreed that the foregoing precludes the lock-up party from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the signatory or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers or other dispositions of lock-up securities: (i) as a bona fide gift or gifts (intended as a charitable donation or otherwise), or for bona fide estate planning purposes, (ii) by will, other testamentary document or intestacy, (iii) to any member of the immediate family of the lock-up party or to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the lock-up party; (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (viii) to us from an employee, independent contractor or services provider of ours upon death, disability or termination of employment of such employee or cessation of services, in each case, of such employee, independent contractor or services provider, (ix) as part of a sale of lock-up securities acquired in open market transactions after the closing date of the Offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of common stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the lock-up party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the registration statement, this prospectus supplement and certain of our other filings or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control of Valley (for purposes thereof, “change of control” shall mane the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of Valley (or the surviving entity)), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up securities shall remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the outstanding options, settlement of RSUs or other equity awards, or the exercise of warrants pursuant to plans described in the registration statement, this prospectus supplement and certain of our other filings, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion shall be subject to the restrictions described in the immediately preceding paragraph; and (d) the establishment of trading plans under Rule 10b5-1 under the Exchange Act for the transfer of lock-up securities, provided that such plans do not provide for the transfer of lock-up securities during the restricted period and no filing by any party under the Exchange Act or other public announcement made voluntarily in connection with such trading plan and if such filing or public announcement is required by law to be made during the restricted period, such filing or public announcement shall clearly indicate therein that none of the securities subject to such plan may be transferred, sold, or otherwise disposed of pursuant to such plan until after the expiration of the restricted period.

J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed/quoted on Nasdaq under the symbol “VLY”.

In connection with the Offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while the Offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the Offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in the Offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of the Offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

In addition, in connection with the Offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on Nasdaq prior to the pricing and completion of the Offering. Passive market making consists of displaying bids on Nasdaq no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

It is expected that delivery of the shares of common stock will be made against payment therefor on or about the date of delivery specified on the cover page of this prospectus supplement, which is the second business day following the date of pricing of the shares of common stock (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of common stock prior to the business day preceding the date of delivery will be required, by virtue of the fact that the shares of common stock initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the Offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the Offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and Valley that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Valley, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the United Kingdom

No shares of common stock have been offered or will be offered pursuant to the Offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority or is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc (EU Exit) Regulations 2019/1234, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters in connection with the offering will be passed upon for Valley National Bancorp by Gary G. Michael, Executive Vice President, General Counsel & Corporate Secretary of Valley National Bancorp. Mr. Michael beneficially owns, or has the right to acquire, a number of shares of our common stock which represent less than 1% of the total outstanding common stock. Additionally, certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Covington & Burling LLP, New York, New York. Covington & Burling LLP has performed, and may in the future perform, legal services for Valley National Bancorp and its affiliates.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

VALLEY NATIONAL BANCORP

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

WARRANTS

UNITS

Valley National Bancorp or one or more selling security holders to be identified in the future may from time to time offer and sell the securities listed above. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before investing in our securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “VLY.”

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank Insurance Fund or any other government agency or instrumentality.

INVESTING IN OUR SECURITIES INVOLVES RISKS. POTENTIAL PURCHASERS OF THE SECURITIES SHOULD CONSIDER THE INFORMATION SET FORTH IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS, IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, AND IN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf process, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings in an unlimited amount: common stock, preferred stock, debt securities, depositary shares, warrants, and/or units. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as “offered securities.” Unless otherwise indicated or the context requires otherwise, references in this prospectus to “Valley,” “we,” “us,” and “our” are to Valley National Bancorp and not to any of its subsidiaries. References to the “Bank” are to our principal subsidiary, Valley National Bank.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement containing specific information about the securities being offered, including the specific amounts, prices and terms of the offered securities. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those offered securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For additional information about us and the securities offered under this prospectus, we refer you to the registration statement containing this prospectus, including the exhibits to the registration statement.

When acquiring any offered securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the offered securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell offered securities to underwriters who will sell the offered securities to the public on terms fixed at the time of sale. In addition, offered securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase offered securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with it. For further information about us, reference is made to the registration statement and the exhibits filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC, including the registration statement of which this prospectus forms a part, at http://www.sec.gov and on our website at www.valley.com. Information on our website is not part of or incorporated by reference into this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 29, 2024 (the “2023 Annual Report”);

•	Current Report on Form 8-K filed on February 21, 2024;

•	Portions of the Definitive Proxy Statement for our 2024 Annual Meeting of Shareholders filed with the SEC on April 5, 2024 that are incorporated by reference into the 2023 Annual Report; and

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the description of our common stock contained in our Registration Statement on Form 8-A, filed on October  9, 2018, and any amendment or report filed under the Exchange Act, for the purpose of updating such description, including Exhibit 4.F to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 1, 2023.

We also incorporate by reference any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed), on or after the date of this prospectus until we have terminated the offerings to which this prospectus relates. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC. Any such information so updated or replaced shall not be deemed, except as so updated or replaced, to constitute a part of this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

70 Speedwell Avenue

Morristown, New Jersey 07960

Attention: Shareholder Relations Department

Telephone: 973-305-3380

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any such prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

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the impact of monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, which could have a material adverse effect on our clients, as well as our business, our employees, and our ability to provide services to our customers;

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the impact of a potential U.S. government shutdown, default by the U.S. government on its debt obligations, or related credit-rating downgrades, on economic activity in the markets in which we operate and, in general, on levels of end market demand in the economy;

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the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as geopolitical instabilities or events (including the Israel-Hamas war); natural and other disasters (including severe weather events); health emergencies; acts of terrorism or other external events;

•

the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance premiums, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;

•	the impact of negative public opinion regarding Valley, the Bank or banks in general that damages our reputation and adversely impacts business and revenues;

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greater than expected costs or difficulties related to Valley’s new core banking system implemented in the fourth quarter 2023 and continued enhancements to processes and systems under Valley’s current technology roadmap;

•	the loss of or decrease in lower-cost funding sources within our deposit base;

•

damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;

•	a prolonged downturn in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

v

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a material change in our allowance for credit losses under the current expected credit loss model due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

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greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

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cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;

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results of examinations by the Office of the Comptroller of the Currency, the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•

our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events; and

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section in Part I, Item 1A of the 2023 Annual Report and any subsequently filed reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and under the heading “Risk Factors” in this prospectus and any accompanying prospectus supplement.

You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date on which the statements were made. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations or otherwise, except as required by applicable law. We cannot guarantee future results, levels of activity, performance or achievements.

PROSPECTUS SUMMARY

This summary highlights selected information about Valley and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Valley and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the offered securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Company

Valley National Bancorp, headquartered in Morristown, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a bank holding company and a financial holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. At December 31, 2023, Valley had consolidated total assets of $60.9 billion, total net loans of $49.8 billion, total deposits of $49.2 billion and total shareholders’ equity of $6.7 billion.

Valley advertises and identifies itself under the trade names “Valley Bank” and “Valley.”

Valley’s principal subsidiary, Valley National Bank, has been chartered as a national banking association under the laws of the United States since 1927. Valley, through the Bank and its subsidiaries, offers a full suite of national and regional banking solutions through various commercial, private banking, retail, insurance and wealth management financial services products. Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, asset-based loans, small business loans, equipment financing, insurance and wealth management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers niche financial services, including loan and deposit products for homeowners associations, cannabis-related business banking and venture banking, which we offer nationally.

The Bank also provides convenient account access to customers through a number of account management services, including access to more than 200 branch locations across New Jersey, New York, Florida, Alabama, California and Illinois; online, mobile and telephone banking; drive-in and night deposit services; ATMs; remote deposit capture; and safe deposit facilities. In addition, certain international banking services are available to customers, including standby letters of credit, documentary letters of credit and related products, and certain ancillary services, such as foreign exchange transactions, documentary collections, and foreign wire transfers.

Valley’s consolidated subsidiaries include the Bank, as well as subsidiaries with the following primary functions: insurance agencies offering property and casualty, life and health insurance; asset management advisers that are registered as investment advisers with the SEC; registered securities broker-dealers with the SEC and members of the Financial Industry Regulatory Authority; a title insurance agency in New York which also provides services in New Jersey; an advisory firm specializing in the investment and management of tax credits; and a subsidiary which specializes in health care equipment lending and other commercial equipment leases.

Valley’s common stock is traded on Nasdaq under the symbol “VLY.” Our principal executive offices are located at One Penn Plaza in New York, New York 10119, and our telephone number at that address is (973) 305-8800. Our website is located at https://www.valley.com. Information contained on or accessible through our website, other than documents that we file with the SEC and incorporate by reference into this prospectus and any accompanying prospectus supplement, does not constitute part of this prospectus or any accompanying prospectus supplement.

The Securities We May Offer

The descriptions of the offered securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we or selling security holders may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents the terms of which are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

Common Stock

We may sell shares of our common stock, no par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, no par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may sell any combination of one or more of the other securities described in this prospectus together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

An investment in Valley securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect Valley will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	increasing our regulatory capital levels;

•	refinancing, reduction or repayment of debt;

•	investments in, or extensions of credit or capital to, the Bank and our other subsidiaries;

•	financing of possible acquisitions; and

•	expansion of the business.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

PLAN OF DISTRIBUTION

We or any selling security holder may sell the offered securities from time to time through agents, underwriters or dealers, directly to one or more purchasers, or through a combination of any of these methods of distribution. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

To the extent required by law, the applicable prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of offered securities underwritten or purchased by each of them;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any over-allotment options under which underwriters may purchase additional offered securities;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the offered securities may be listed.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Gary G. Michael, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company.

Mr. Michael beneficially owns, directly or indirectly, or has the right to acquire, an aggregate of less than 0.1% of the outstanding common stock of Valley.

Certain legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement or the relevant pricing supplement.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Valley National Bancorp

42,780,748 Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

J.P. Morgan